STATE OF SOUTH CAROLINA       )
                              )           CONSULTING AND
COUNTY OF BEAUFORT            )     NON-COMPETITIVE AGREEMENT

THIS AGREEMENT IS SUBJECT TO ARBITRATION TO THE EXTENT PROVIDED IN PARAGRAPH 9, PURSUANT TO THE UNIFORM ARBITRATION ACT, SECTION 15-48-10, ET SEQ., CODE OF LAWS OF SOUTH CAROLINA, 1976 (AS AMENDED).

     THIS AGREEMENT is made this 27th day of July, 1994, by and between THE TEARDROP PUTTER CORPORATION, its successors and assigns (hereinafter referred to as the "Owner"), Suite 207 WatersEdge, Shelter Cove, Hilton Head Island, South Carolina, 29928, and WAYNE RICHARD WOOTEN, his heirs and assigns, Route 1, Box 670, Hazlehurst, Georgia 31539 (hereinafter referred to as the "Consultant").

     WHEREAS, the Owner desires to engage the Consultant to serve as a consultant in connection with Owner's golf equipment manufacturing and sales business to include the manufacture of the Teardrop Putter in current and future models (hereinafter referred to as the "Owner's Business"); and

     WHEREAS, the Consultant desires to provide to the Owner such consulting services; and

     WHEREAS; this Agreement is executed in order to set forth the respective functions and obligations of the parties;

     NOW, THEREFORE, for and in consideration of Ten and No/100 ($10.00) Dollars in hand paid by the Owner to the Consultant, of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the parties hereto agree as follows:

     1. Recitals. The above preamble and "Whereas" clauses are incorporated herein as if restated verbatim.

     2. Services. The Owner hereby hires and engages the Consultant on an exclusive basis to provide the following

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consulting services in connection with the Owner's Business, and the Consultant hereby accepts such engagement, utilizing such time and effort as the Consultant solely at his option deems necessary except as herein provided:

          (a) The Consultant shall be available to the Corporation to assist and consult on meeting requests for special variations of the Teardrop Putter made by the professional golfers from time to time and consult on the design of new prototype putters

          (b) Such other consulting services reasonably related to the Business of the Corporation as may be requested during the term hereof.

          (c) Consultant's services under this contract shall be and are strictly limited solely to consulting and advising, primarily by telephone, mail and telefacsimile communications and will not unreasonably interfere with his regular employment. Consultant shall not be required or requested to do any design work or hands on work except as may be required to fulfill requests made by professional golfers as provided at subparagraph (a) above.

          (d) If Owner desires Consultant to do any design work, all such design work shall be optional (except as to requests for professional golfers) with Consultant and performed on an "as available" basis only and compensation for such design work shall be as provided under subparagraph 12(d) for new models placed into production by Owner plus compensation for actual design time as provided for in paragraph 13.

     Services shall be provided hereunder at the request of the Owner but shall not exceed eight (8) hours per month for a period of twenty-four (24) months from the date of this Agreement.

     3. Description of the Owner's Business. The Owner's Business is the development, manufacture and sale of golf putters and other golf equipment.

     4. Contract Approval by the Consultant. Any contract or agreement to which the Owner is a party and which may place any responsibility, duty or obligation on the Consultant must be approved by the Consultant prior to its implementation.

     5. Term. The term of this Agreement shall be for a period of twenty-four
(24) months, beginning on the date hereof, however, Owner's obligations to compensate Consultant shall be for a minimum of four (4) years or as otherwise provided elsewhere herein.

     6. Independent Contractor. The Consultant hereby acknowledges that it is an independent contractor of the Owner, and that it shall be responsible for all Internal Revenue Service and state reporting and withholding and other related labor reporting and record keeping requirements of the Consultant.

     7. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with South Carolina Code of Laws Section 15-48-10, et seq., as amended, and judgment upon the award rendered may be entered in any court having jurisdiction.

     8. Confidentiality. The Consultant shall not, during the term of this Agreement or thereafter, disclose to others or use, except as authorized by the Owner, any of the Owner's confidential, technical or other business information. "Confidential, technical or other business information" shall mean any information (including lists of the Owner's clients and customers) which the Consultant has used, learned, or contributed to during the term of this Agreement or acquired during the course of providing services hereunder whether it is written or other tangible form that is not generally available to the public, and gives one who uses it a competitive advantage over the Owner. Use of any such information by Consultant which is generally known in the trade or is easily obtainable from other sources shall not be in violation of this restriction. The Consultant shall not during the term of this Agreement or thereafter use or make any references to the Teardrop name or logo, including any tradenames, in any commercial activity or venture related to the sale and/or marketing of golf equipment and related products. References to Seller as designer and/or developer of the Teardrop putter and other putters or products designed by Seller for the Corporation in any publication where said references are of an editorial or informative nature in describing Seller's past achievements and which are not originated by Seller for advertising or promotional purposes shall be permitted as an exception to the above.

          Upon termination of this Agreement, the Consultant shall surrender to the Owner any and all materials, including but not limited to, drawings, manuals, reports, documents, list of Owner's suppliers and customers, photographs, blue prints, design drawings and the like (including all copies thereof), models of prototype putters that the Consultant has prepared for Owner's Business or has in his possession relating to the business of the Owner, or its affiliates. The Consultant acknowledges that all such material is the property of the Owner solely and that he does not have any right, title, or interest in or to such materials. However, this requirement does not apply to any work product of Consultant which

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does not directly relate to either golf putters or other products on which
Consultant has worked or designed for Owner.

     The Consultant acknowledges that the remedies at law for any breach by the Consultant of this Paragraph 8 will be inadequate and that the Owner shall be entitled to injunctive relief, without bond, against either or both of them in the event of any such breach. If any court of competent jurisdiction shall hold that the restrictions contained in this article are unreasonable as to time or geographical area, such restrictions shall be deemed to be reduced to the extent necessary, in the opinion of such court, to make them reasonable.

     9. Security. The Consultant's compensation for the term of hereof and the Consultant's covenant not to compete shall be secured by the personal guaranty of Fred K. Hochman in the form attached hereto as Exhibit A.

     10. Consultant to Fully Indemnify The Owner. The Consultant shall indemnify the Owner, its affiliated companies, and shareholders and save them harmless from and against any and all claims, common actions, damages, liabilities, and expense in connection with loss of like, personal injury, and/or damage to the property and/or monetary loss arising from or out of any occurrence, act or omission arising out of Consultant's services under this Agreement including any representations or statements made by the Consultant. The Consultant shall also pay all costs, expenses, and reasonable attorneys' fees that may be incurred or paid by the Owner in enforcing the covenants and agreements of this Agreement. This indemnification shall survive the termination of this Agreement.

          In addition to the above general indemnification, the Consultant shall indemnify the Owner and its affiliated companies and shareholders from any penalty, interest, or claims which may be incurred by the Owner of the shareholders for a period of two (2) years after the date of this Agreement.

     11. Covenant Not To Compete. Consultant hereby represents, warrants and covenants to Owner that neither he, nor any entity or enterprise in which he has an ownership interest or exercises any degree of control, shall provide services and/or products regarding the design, manufacture, sale, marketing or distribution of golf putters for a period of two (2) years from the date hereof, in the entire world. This prohibition specifically includes operating, advising, representing, becoming an employee or independent contractor of, rendering services to, selling products to, designing putters for, being an officer or director of any person or entity engaged in the design, manufacture, sale, marketing or distribution of golf putters. Owner expressly reserves the right to use Consultant's name in connection with the promotion, marketing and sales of any putters or other products designed or developed by Consultant for Owner for as long as royalties are being paid to Owner hereunder.

     12. Compensation for Consulting And None Competitive Agreement. In exchange for Consultant's agreement not to compete, Owner agrees to pay Consultant royalties on the sale of putters and other equipment developed, designed or modified by Consultant as follows:

          (a) Fifty ($0.50) Cents per putter for each and every putter sold by Owner during the first six (6) months from the Date of Closing (beginning with the Date of Closing).

          (b) For each and every putter sold by Owner for the period beginning six (6) months after the Date of Closing through the day immediately preceding the first anniversary date of the Agreement, Consultant shall be paid by Owner at the following rates, to wit: One ($1.00) Dollar per putter for each of the first Forty Thousand (40,000) putters sold by Owner, plus Two ($2.00) Dollars per putter for each putter sold by Owner in excess of Forty Thousand (40,000).

          (c) For each and every putter sold by Owner beginning on the first anniversary date of this Agreement, Owner shall pay Consultant as follows:
     One ($1.00) Dollar per putter for each of the first Forty Thousand (40,000) putters sold by Owner each year for the second, third and fourth year immediately following the date of this Agreement, plus Two ($2.00) Dollars per putter for each putter sold by Owner in excess of Forty Thousand (40,000) in each of the same three (3) years. The anniversary date of this Agreement shall be the beginning date for calculating the number of putters sold annually in the second, third and fourth years under this Agreement. For every "cavity back" putter sold by Owner, in lieu of the above, Owner shall pay Consultant Two and No/10 ($2.00) Dollars for a term of four (4) years following the date of the first sale of such putters.

          (d) For each new putter design or modification or other product developed or designed by Consultant and accepted by Owner for production as hereinafter defined, Owner shall pay Consultant as follows: Three ($3.00) Dollars for each putter with a new design or modification developed by Consultant and sold by Owner during the four (4) year period immediately following the date of the first sale of such putter with a new design or modification or other product designed by Consultant. This obligation of Owner shall continue even if Owner's other obligations to pay Consultant under this

     Agreement have expired. This payment shall be made to Consultant in lieu of payment due under subparagraphs (a), (b) and (c) above if the putter or other product is a new product or modification made by Consultant and accepted by Owner for production.

          (e) All royalties due by Owner to Consultant hereunder shall be paid to Consultant by Owner quarterly, July, 1994 being the first month of the first such quarter. The first such payment shall be due following the end of September, 1994. The first quarterly payment shall include only putters sold in July, 1994 on or after the Date of Closing. The last quarterly payment shall include only putters sold through the fourth anniversary date of this Agreement. Royalties due by Owner to Consultant for new putter designs and modifications and new product designs likewise shall be paid quarterly on the same date as the royalties are due Consultant hereunder for all other putters (even though the first and last quarterly payments may cover a period of less than three (3) full months).

          (f) In addition to all other compensation, Owner agrees that for so long as Owner is obligated to make royalty payments hereunder to pay Consultant a bonus of Five Thousand ($5,000.00) Dollars each time any major professional golfing event or tournament is won by a player using a Teardrop putter or any other product designed by Consultant and sold by Owner, said sum to be paid to Consultant by Owner no later than ninety (90) days after the closing day of each such tournament or event.

               Owner shall notify Consultant with five (5) days in writing after each such tournament win. For the purpose of this Agreement, "major professional golfing events and tournaments" shall be defined as all televised PGA Tournaments, the Master Tournament, the British Open Tournament and the U.S. Open.

          (g) Owner's obligations hereunder to pay royalties and bonuses to Consultant extend beyond the expiration of Consultant's obligations hereunder not to compete, and Owner acknowledges that Consultant's right to receive all putter royalties and bonuses required to be paid to Consultant hereunder will have been fully earned at the end of two (2) years from the date of this Agreement, even though Owner's obligations to pay Consultant royalties continue for two (2) more years thereafter for all putters, and for periods of four (4) years after any newly designed or modified putter or other product developed or designed by Consultant is first sold by Owner.

          (h) All funds and correspondence require to be sent to Consultant shall be mailed or delivered by Owner to Consultant at Route 1, Box 670, Hazlehurst, Georgia 51539, or at such other address as Consultant may advise Owner in writing.

          (i) Owner agrees to send Consultant a complete and detailed production and sales report each month beginning with the date of Closing. Each report shall reflect the total number of buyer's putters (and other products, if any, for which Consultant is entitled to receive a royalty), produced and sold by Owner in the monthly period covered by the report. Owner shall continue to send such monthly reports to Consultant as long as Consultant is entitled to receive compensation from Owner under this Agreement. Each such monthly report shall be sent to Consultant no later than fifteen (15) days following the last day of the period covered by the report.

          (j) All royalties to which Consultant is entitled hereunder shall be due and shall be paid by Owner no later than the fifteenth (15th) day following the end of the quarter in which the royalties have been earned as set forth in this Agreement. Owner agrees to pay Consultant a five (5) percent late charge for any payment due Consultant which is not received by Consultant by the fifteenth (15th) day following the end of each quarterly period Consultant is due royalties.

          (k) In the event Consultant must collect any sum due him from Owner hereunder, Owner agrees to pay all of Consultant's expenses of collection, including all legal and court costs.

          (l) Consultant is not an employee of Owner and the funds to be paid Consultant hereunder by Owner constitute compensation for Consultant's agreement not to compete with Owner, and/or the future design and modification of putters and other products as set forth in this Agreement.

          (m) For purposes of this Agreement, a putter or other product for which Consultant is entitled to receive a royalty hereunder, shall be considered "sold" as of the date the putter or other product is actually shipped by Owner; the "date of the first sale" of such item shall also be the first date of shipment of such item provided, however, that putters ordered prior to Closing shall not be included in calculating the within described royalty for the first six (6) months after Closing notwithstanding the date the putters are shipped. Owner's monthly reports to Consultant shall reflect the date of shipment of all putters and other products designed by Consultant. In addition, monthly reports for the first six (6) months shall reflect the date putters were ordered.

               Notwithstanding the foregoing, Consultant is not entitled to receive a royalty twice for the same putter. There will be paid only one royalty to Consultant the first time each putter is "sold". Anytime Owner has to take back a putter which Owner has already paid a royalty for, Owner shall not pay Consultant a royalty when or if that putter is returned to Owner (without having been paid for) and then is "sold" the second time by Owner.

               Notwithstanding the foregoing, for purposes of making the final quarterly payment due Consultant at the end of the fourth (4th) year as provided above, the word "sold" herein shall also include all putter and other products for which orders have been received by Owner either through the fourth anniversary date of this Agreement as to putter designs currently being manufactured by Owner or the fourth (4th) anniversary date since the first newly designed putter or other products were shipped by Owner (as to newly designed putters and other products), even though such putters or other products may not have been manufactured or shipped by Owner as of said fourth (4th) anniversary date.

          (n) Consultant's death shall in no manner lessen or terminate Owner's obligation to pay Consultant hereunder, and in the event of Consultant's death, Consultant's heirs and/or estate shall be entitled to receive all compensation due Consultant hereunder following Consultant's death.

          (o) For purposes of this Agreement, the newly designed putter or putters or other products shall include all putter(s), putter designs and modifications and other product designs designed or developed by Consultant after the date of Closing of the Stock Purchase Agreement or even date. For purposes of clarification, if Consultant redesigns the existing Teardrop Tour Model to prevent bounce (the "radius face" or "arch face"), said redesign shall be a newly designed putter. However, the original Wooten I, the Wooten II, the Teardrop Tour Model, the Teardrop with a flat face, including the modified smaller flat face and the cavity back putters are not newly designed putters for purposes of this Agreement. For purposes of this Agreement, a new design shall be considered submitted to Owner on the date drawings or plans are delivered by Consultant to Owner which are detailed to the extent necessary to permit production of a finished product based on such drawings or plans.

          The agreement to pay the compensation not to compete is independent of all other agreements, and Owner shall be obligated to pay same notwithstanding any other agreements to the contrary as long as Consultant complies with this Consulting and Non-Competitive Agreement.

     13.  Additional Compensation for Consultant.

          (a) Consultant shall not receive any additional compensation for the first eight (8) hours of consultation and advice each month for the twenty-four (24) month period his is to be a consultant hereunder.

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          (b)  Consultant shall be paid an additional Twenty-Five and No/100
     ($25.00) Dollars per hour for each hour in excess of eight (8) hours per month he provides consulting services to Owner each month. Notwithstanding the foregoing, Consultant shall not be required to perform any consulting work beyond eight (8) hours per month; any additional consulting work is solely option with the Consultant. All payments due Consultant under this paragraph shall be paid by Owner on the fifteenth (15th) day of the month following the month those additional services are rendered

          (c) The Consultant shall be reimbursed for all reasonable and authorized expenditures, such as travel and entertainment, which he may incur in promoting the business of the Owner provided such activities shall be approved in advance by the Owner. Such authorized expenditures will be reimbursed upon presentation by the Consultant to the Owner of an itemized accounting of such expenditures and receipts relating thereto in the form requested by the Owner.

     14. Illegal Compensation. The Consultant agrees that he shall not, to the best of his knowledge, nor shall he allow anyone under his supervision to receive from a third party directly or indirectly, any bribes or kickbacks regardless of form, whether in money, property or services in connection with any business transaction related to his services hereunder or the Business of the Owner. All compensation to the Consultant relating to any business transaction in which the Owner is involved shall be made by the Owner only.

     15.  Miscellaneous.

     (a) No person who is not a party to this Agreement shall have any equitable or other rights by virtue of this Agreement.

     (b) If any term or provision of this Agreement should be determined to be invalid or unenforceable, such term or provision shall, if possible, be changed to the most minor extent necessary to make it valid and enforceable and to carry out the intent of the parties. In such event, all remaining terms and provisions of this Agreement shall remain in full force and effect with such change or without the affected term or provision, as the case may be.

     (c) This Agreement constitutes the entire Agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties.

     (d) This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same documents.

     (e) This Agreement and any rights herein granted are personal to the parties hereto, and shall not be assigned, encumbered, or otherwise transferred by any party without the prior written consent of the other parties provided, however, that in the event of the sale of all or substantially all of the assets of the Owner or [ILLEGIBLE] this Agreement may be assigned without the written permission of the Consultant. Any attempt at violative assignment, encumbrance, or other transfer, whether voluntary or by operation of law, shall be void and of no force and effect.

     (f) Failure of any party to complain of any act or omission on the part of any other party, no matter how long the same may continue, shall not be deemed to be a waiver by any part of its rights under this Agreement.

     (g) This Agreement shall be binding on the parties hereto, their successors, assigns and legal representatives.

     (h) Notice by any party is deemed given when personally delivered or mailed, postage prepaid, addressed to the other parties at the address appearing below:

          As to Owner:             The Teardrop Putter Corporation
                                   Suite 207 WatersEdge, Shelter Cove
                                   Hilton Head Island, SC  29928
                                   Attention:  Mr. Fred K. Hochman

          With copy to:            Charles A. Scarminach, Esquire
                                   Novit & Scarminach, P.A.
                                   Post Office Drawer 14
                                   Hilton Head Island, SC  29938

          As to Consultant:        Mr. Wayne Richard Wooten
                                   Route 1, Box 670
                                   Hazlehurst, Georgia  31539

          With copy to:            Lamar A. Elder, Jr., Esquire
                                   107 Jeff Davis Street
                                   Hazlehurst, Georgia  31539

     (i) Nothing in this Agreement shall be considered to create the relationship of employer and employee between the parties hereto and the Consultant shall be deemed at all time to be an independent contractor.

     (j) The Corporation and Owner will provide Consultant with reasonable quantities of prototypes, samples and production models

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of all newly designed and modified putters and other products designed or modified by Consultant for Consultant's personal use and evaluation, all at no charge to Consultant.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


WITNESSES:                              OWNER:

                                        THE TEARDROP PUTTER CORPORATION


/s/ Charles A. Scarminach                    /s/ Fred K. Hochman
---------------------------------       By:  ---------------------------------
                                             Fred K. Hochman
                                             Its:  President

/s/ Marjorie Anne Bussey                          /s/ Brian R. Hochman
---------------------------------       Attest:   ----------------------------
                                                  Brian R. Hochman
                                                  Its:  Secretary

                                                       (corporate seal)


                                        CONSULTANT

/s/ [Illegible]                         /s/ Wayne Richard Wooten
---------------------------------       --------------------------------------
                                        WAYNE RICHARD WOOTEN

/s/ Gina Hamm
---------------------------------

                                    EXHIBIT A
                                    ---------


              GUARANTY OF CONSULTING AND NON-COMPETITIVE AGREEMENT

STATE OF SOUTH CAROLINA            )
                                   )         GUARANTY OF CONSULTING AND
COUNTY OF BEAUFORT                 )          NON-COMPETITIVE AGREEMENT


     THIS GUARANTY is given by FRED K. HOCHMAN, the undersigned, to WAYNE RICHARD WOOTEN.

     The undersigned, in consideration of the Agreement by Wayne Richard Wooten as consultant to, and not to compete with, The Teardrop Putter Corporation, a South Carolina corporation, under that certain Consulting and Non-Competitive Agreement of even date herewith (the "Agreement"), does hereby covenant with Wayne Richard Wooten that if default shall, at any time, be made by The Teardrop Putter Corporation in the payment of compensation for the Consulting and Non-Competitive Agreement, the undersigned will pay to Wayne Richard Wooten, compensation or any arrears thereof, and all costs of collection including accounting fees, attorney's fees and court costs, on receipt of written notice of such default from Wayne Richard Wooten, his personal representative or assigns. The Guaranty shall be a continuing Guaranty, and the liability hereunder shall in no way be affected or diminished by reason of any extension of time that may be granted by Wayne Richard Wooten to The Teardrop Putter Corporation. This Guaranty is irrevocable.

     Notwithstanding anything herein to the contrary, Wayne Richard Wooten shall not be required to exhaust his legal remedies against The Teardrop Putter Corporation for any breach of the Agreement prior to proceeding against the undersigned.

     IN WITNESS WHEREOF, the undersigned has signed this Guaranty this 27th day of July, 1994.


/s/ Charles A. Scarminach                    /s/ Fred K. Hochman
---------------------------------            ---------------------------------
                                             FRED K. HOCHMAN
/s/ Marjorie Anne Bussey
---------------------------------